Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is entered into as of this 9th day of September, 2005 (the “Effective Date”), between Newmont USA Limited (“Newmont”) and David H. Francisco (the “Executive”).

RECITALS

WHEREAS, Newmont desires that the Executive perform services as set forth in this Agreement;

WHEREAS, the Executive desires to perform these services for Newmont under the terms and conditions set forth in this Agreement;

WHEREAS, the Executive and Newmont wish to terminate the Employment Agreement by and between the Executive and Newmont Mining Corporation dated February 1, 1999 and any other agreements entered into by the Executive and Newmont or any of its affiliates as of the date hereof, except as set forth below.

In consideration of the mutual promises set forth herein, it is agreed by and between Newmont and the Executive:

1. Revocation of Prior Agreements. The Employment Agreement dated February 1, 1999 by and between the Executive and Newmont Mining Corporation, any amendments thereto and any other written or oral agreements between the Executive and Newmont, Newmont Mining Corporation or their affiliates are hereby terminated and revoked and shall have no effect as of the Effective Date.

2. Description of Work. The Executive hereby resigns as an officer of Newmont Mining Corporation and as an officer or director of any of its affiliates other than Newmont Technologies Limited. The Executive will continue as an executive employee of Newmont and shall serve as Chairman of Newmont Technologies Limited. The Executive shall be available upon the reasonable request of Newmont to consult with and advise Newmont with respect to its business operations and practices. Newmont shall not be bound by any advice or consultation provided by the Executive.

3. Salary. Newmont shall pay the Executive an annual salary of $500,000.00 (less applicable taxes and deductions, including benefits deductions) during the term of this Agreement in accordance with Newmont’s normal payroll practices.

4. Office Equipment. Newmont shall provide reasonable office equipment to the Executive, including a computer, computer access, a fax machine and fax line, in order for the Executive to provide the services to Newmont from his primary residence.

5. Benefit Plans, Programs and Bonuses. The Executive shall not be eligible for the Severance Plan of Newmont and the Executive Change of Control Plan of Newmont, and the

Executive hereby waives all rights to any benefits which may be otherwise payable under such Plans. The Executive shall be eligible to participate in or receive any benefits offered by Newmont to its eligible employees subject to the exclusions and limitations set forth in this Agreement. The Executive shall be eligible to receive a bonus payment under the Annual Incentive Compensation Payroll Practice of Newmont (“AICP”) and the Employee Performance Incentive Compensation Payroll Practice of Newmont (“EPIP”) for calendar year 2005 (to be paid in 2006). After 2005, the Executive shall not be entitled to payments under the AICP or the EPIP. As of the Effective Date, the Executive shall not be eligible to receive any other bonus or incentive compensation nor shall the Executive be eligible to receive any stock options or restricted stock grants. Upon termination of this Agreement, Executive shall be eligible for retiree medical or other retirement benefits, if applicable, in accordance with the terms of the Corporation’s benefits plans.

6. Term. This Agreement shall commence on the Effective Date and shall continue in force through a period of 36 months unless earlier terminated by the Executive for any reason (including death) or by Newmont for “Cause” or upon a breach of this Agreement by the Executive.

For purposes of this Agreement, “Cause” means:

(a) the willful and continued failure of the Executive to perform substantially the Executive’s duties with Newmont (other than any such failure resulting from incapacity due to physical or mental illness) or his failure to follow policies, directions or Newmont’s code of conduct, after a written demand for substantial performance is delivered to the Executive by the Board of Directors of Newmont (the “Board”) or its delegate. Such written demand shall identify the manner in which the Board or its delegate believes that the Executive has not substantially performed the Executive’s duties; or

(b) the engaging by the Executive in illegal conduct or gross negligence or willful misconduct which is potentially injurious to Newmont or its affiliates; provided that if the Executive acts in accordance with an authorized written opinion of Newmont’s or an affiliated entity’s legal counsel, such action will not constitute “Cause” under this definition; or

(c) any dishonest or fraudulent activity by the Executive or the reasonable belief by Newmont of the Executive’s breach of any contract or agreement with Newmont or its affiliates.

In the event “Cause” is determined to exist by the Board or its delegate or if the Executive breaches this Agreement as determined by the Board or its delegate, the Executive shall not be entitled to any further payments or benefits under this Agreement. In the event the Executive terminates this Agreement for any reason (including death), the Executive shall not be entitled to any future payments or benefits under this Agreement.

Upon termination of this Agreement for any reason, the Executive shall no longer be an employee of Newmont or any of its affiliates.

7. Property of Newmont. All materials, ideas or other intellectual property created or developed by the Executive pursuant to the Executive’s services, or which the Executive may disclose to Newmont during the term hereof, shall be the sole and absolute property of Newmont for any and all purposes whatsoever, and the Executive agrees that the Executive does not have, and shall not claim to have, any right, title or interest of any kind or nature whatsoever in or to such materials, ideas or other property. Newmont may use and authorize others to use the Executive’s name and biographical material for publicity and promotional purposes.

8. Executive Cooperation. The Executive agrees that he: (i) will assist in an orderly transition of his duties as a former officer and employee of Newmont; (ii) will, to the extent that he is physically able to do so with the permission of his medical advisors and without receiving additional compensation, fully and completely cooperate with Newmont, both during and after the period of employment, in all investigations and any pending or future litigation in which Newmont, its affiliates, employees, officers or directors is involved or may become involved; (iii) both during and after the period of employment with Newmont, will not voluntarily cooperate with, or act as a witness, consultant or expert for, any person or party who is contemplating or bringing an action or proceeding of any kind adverse to Newmont, its affiliates, employees, officers or directors; provided, however, that nothing herein shall preclude the Executive from cooperating with any investigation or inquiry by any agency of the United States or any state or subdivision thereof, or otherwise meeting any legal obligation to provide testimony or other evidence in any action or proceeding; and (iv) will proactively assist in key employee retention efforts as directed by Newmont and support Newmont and its affiliates and his colleagues in a positive manner. The Board or its delegate shall reasonably determine whether Executive has complied with the provisions of this section.

9. Non-Disparagement. The Executive further agrees that he will not, either verbally or in writing, make any public or private negative, defamatory, disparaging, demeaning, or otherwise injurious statements concerning Newmont or its affiliates, employees, officers or directors in any manner whatsoever. Likewise, Newmont agrees that it will take reasonable efforts to ensure its employees, officers and directors do not, either verbally or in writing, make defamatory, disparaging, demeaning, or otherwise injurious statements concerning the Executive in any manner whatsoever.

10. Confidentiality Agreement. The Executive acknowledges that prior to and during the term of this Agreement, the Executive may acquire access to valuable and confidential information, trade secrets, and relationships with respect to Newmont’s successful business practices and operations (“Confidential Information”). The Executive recognizes that Newmont has developed the Confidential Information through substantial expense and effort, that if disclosed Newmont considers the Confidential Information to be a significant business advantage to Newmont’s competitors and potential competitors, and that the Confidential Information is a valuable, special and unique asset to Newmont’s business. The Executive understands that access to the Confidential Information is restricted, that the Confidential Information is confidential, and that he may have access to the Confidential Information solely because of his relationship with Newmont.

The Executive acknowledges that it is reasonable and necessary for the protection of the goodwill and business of Newmont that the Executive make the covenants and agreements contained in this section regarding conduct of the Executive during and subsequent to his employment with Newmont, and that Newmont shall suffer irreparable injury if the Executive engages in the prohibited conduct. The covenants contained in this section shall survive the termination of this Agreement for any reason. In the event of a breach or threatened breach by the Executive of the provisions of this section, Newmont shall be entitled to injunctive or other equitable relief enjoining and restraining the Executive from disclosing, in whole or in part, any such Confidential Information and other remedies such as the recovery of damages from the Executive.

During the term of this Agreement, the Executive shall not, directly or indirectly, acquire, misappropriate, disclose to third persons or entities or use the Confidential Information except for purposes of performing the terms of this Agreement. Upon termination of this Agreement, the Executive shall not, directly or indirectly, acquire, misappropriate, disclose to third persons or entities, or use the Confidential Information in any manner whatsoever. The Executive shall not remove any documents, records or files belonging to Newmont from Newmont’s offices nor shall the Executive retain any copies of any documents, records, lists, files, or other information, maintained electronically or otherwise, containing or reflecting the Confidential Information after the termination of this Agreement.

11. Non-Competition. Nothing in this Agreement shall preclude the Executive from engaging in business, charitable and community affairs, to the extent that such activities do not inhibit or prohibit the performance of the Executive’s duties under this Agreement or conflict in any way with the business of Newmont or its affiliates. The Executive may also engage in personal investment opportunities, provided that (a) the Executive will not devote any time to any business affairs or personal investment that would interfere or derogate from his employment with Newmont and (b) the Executive will not pursue or participate in a business affair or personal investment which creates, or would create, a conflict of interest between the Executive and Newmont or which may adversely affect the good will of Newmont. The Executive shall avoid any situation in which his personal interest could conflict, or reasonably appear to conflict, with the interests of Newmont, including opportunities for personal gain. Notwithstanding the foregoing, the Executive may engage in an enterprise for profit with consent of Wayne W. Murdy, Sharon Thomas or the Board, which consent shall not be unreasonably delayed or denied.

12. Non-Solicitation. During the term of the Agreement and for a period of one (1) year after its termination, the Executive agrees not to solicit to hire any employee of Newmont or its affiliates unless approved by Newmont.

13. Breach. In the event of a breach of any of the terms or conditions of this Agreement, this Agreement may be terminated by the offended party immediately. Any waiver of any breach of any provision shall not be deemed to be a waiver of any subsequent breach or of the provision itself. Should litigation or other legal proceeding result from a breach of this Agreement the breaching party will be responsible for all costs and attorney’s fees associated therewith.

14. Newmont’s Right to Inspect Books and Records. Newmont shall, at all times, have access to all of the Executive’s work product, production materials, books, records, correspondence, instructions, receipts, vouchers and memoranda of every description pertaining to the work done under this Agreement.

15. General Release of Claims. In exchange for, and in consideration of, the payments,

benefits, and other commitments described above, the Executive, for himself and for each of his heirs, executors, administrators, and assigns, hereby fully releases, acquits and forever discharges Newmont and each of its predecessors, assigns, parent corporations, subsidiary corporations, affiliated corporations, and the officers, directors, shareholders, partners, employees, attorneys and agents past and present, of each of the aforesaid entities (“Related Persons”) of and from any and all claims, liabilities, causes of action, demands to any rights, damages, costs, attorney’s fees, expenses, and compensation whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that the Executive may now have, has ever had, or hereafter may have relating directly or indirectly to his employment with Newmont prior to the Effective Date. The Executive releases any and all claims he may have that arose prior to the Effective Date, and hereby specifically waives and releases all claims, including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Immigration Reform and Control Act, as amended, the Workers Adjustment and Retraining Notification Act, as amended, the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, and any and all state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving any tort, employment contract (express or implied), public policy, wrongful discharge or any other claim.

Newmont, its predecessors, assigns, parent corporations, subsidiary corporations, affiliated corporations, officers, directors, shareholders, partners, employees and all agents, past and present (collectively, for purposes of this paragraph, the “Newmont Releasors”), hereby fully release, acquit and forever discharge the Executive of and from any and all claims, liabilities, causes of action, demands to any rights, damages, costs, attorneys’ fees, expenses, and compensation whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected that the Newmont Releasors may now have, have ever had, or hereafter may have relating directly or indirectly to the Executive’s employment with Newmont prior to the Effective Date.

16. Release of ADEA (Age) Claim. In exchange for, and in consideration of, the payments, benefits and other commitments described above, the Executive, for himself and for each of his heirs, executors, administrators, and assigns, hereby fully releases, acquits and forever discharges Newmont and the Related Persons of and from any claim arising under the Age Discrimination in Employment Act, as amended (ADEA), whether known or unknown, including any claims for attorney’s fees, expenses, and/or any compensation whatsoever, of whatever kind or nature, relating directly or indirectly to his employment with Newmont prior to the Effective Date.

The Executive, being 40 years of age or older, is advised of and acknowledges the following:

(a) Twenty-One Day Consideration Period. The Executive shall have up to 21 days to consider and accept the terms of this Agreement by fully executing and notarizing it below, and returning it to Newmont. During this 21-day period and before signing this Agreement, the Executive is encouraged to consult with an attorney regarding the terms and provisions of this Agreement, at his own expense. The terms and provisions of this Agreement are null and void if not accepted by the Executive within the 21-day period. The Executive may sign the Agreement prior to the conclusion of the 21-day period.

(b) Release of Age Discrimination in Employment Act Claims. By signing this Agreement the Executive waives any claims he has or might have against Newmont or the Related Persons under the ADEA that accrued prior to the Effective Date.

(c) Revocation Period. The Executive shall have 7 calendar days from the date he signs this Agreement to revoke the Agreement by notifying Newmont in writing prior to the expiration of the 7-calendar day period. Any revocation within this period must state “I hereby revoke my acceptance of our Agreement and General Release.” The written revocation must be hand-delivered to the Vice President of Human Resources, Newmont Mining Corporation, within 7 calendar days of the Executive’s execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday.

THE EXECUTIVE IS HEREBY ADVISED THAT HE HAS UP TO 21 CALENDAR DAYS TO REVIEW AND CONSIDER THIS AGREEMENT AND IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

THE EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL 21-CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS UNDER THIS AGREEMENT, THE EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ANY CLAIM UNDER THE ADEA HE HAS OR MIGHT HAVE AGAINST NEWMONT ACCRUING PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT.

17. No Assignment; Binding Effect. Newmont and the Executive represent and warrant that no person other than the signatories hereto had or has any interest in the matters referred to in this Agreement, that Newmont and the Executive have the sole right and exclusive authority to execute this Agreement, and that Newmont and the Executive have not sold, assigned, transferred, conveyed, or otherwise disposed of any claim, demand or legal right which is the subject of this Agreement. Newmont will ensure that its obligations under this Agreement and any agreements relating to awards of restricted stock or stock options will be binding upon any successor entity in the event of a change in control of Newmont (as defined in the Executive Change of Control Plan of Newmont) or otherwise.

18. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

19. Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ David H. Francisco
David H. Francisco

NEWMONT USA LIMITED

By	Sharon E. Thomas
Its	Vice President and Secretary